Exhibit 99.1

Press Release      Source: Elixir Gaming Technologies, Inc.

Elixir Gaming Technologies Secures
Trade Credit Facility with Elixir International

Monday April 21, 9:15 am ET

- Facility to Fund Gaming Machine Placements

on a Participation Basis in Asian Markets -

LAS VEGAS—(BUSINESS WIRE)—Elixir Gaming Technologies, Inc. (AMEX:EGT - News) (“Elixir Gaming”) announced today that it has secured a trade credit facility with Elixir International in respect to the purchase of gaming machines from Elixir International. Under the terms of the financing, Elixir Gaming would purchase electronic gaming machines from Elixir International in return for Elixir Gaming’s issuance of unsecured notes to Elixir International bearing interest at a fixed rate of 8% per annum. The Company expects to repay the notes in 24 equal monthly installments after the date of issue. Title of the machines will pass to Elixir Gaming upon its issuance of the Notes. The first note issued by Elixir Gaming is for $15 million and will be used to extinguish an existing current trade payable to Elixir International in respect to gaming machines previously acquired.

David Reberger, Chief Financial Officer of Elixir Gaming, commented, “Elixir Gaming has achieved rapid success in contracting for and placing electronic gaming machines on a participation model throughout Asia requiring significant capital expenditure on gaming machines. This agreement with the subsidiary of our principal shareholder, Elixir International, provides us with a new avenue of funding to continue to execute on our plan to place gaming machines on a participation basis across Asia. We value the support of Elixir International in granting this trade credit facility.”

While it is the intention of the Elixir Gaming and Elixir International that further notes will be issued, the trade credit facility does not include a commitment on the part of Elixir International and all further borrowings by Elixir Gaming under the trade credit facility are subject to the approval of Elixir International in its sole discretion. There can be no assurance of any further amount of credit obtainable by Elixir Gaming under the agreement. In the event that any further notes are issued by Elixir Gaming they may be repayable on demand by Elixir International.

About Elixir Gaming Technologies, Inc.

Elixir Gaming Technologies Inc. (AMEX:EGT - News) is a member of Elixir Group, an innovator of gaming technology solutions and a wholly owned subsidiary of Melco International

Development Limited. Elixir Gaming, in collaboration with Elixir International (which is also a member of Elixir Group), secures long-term contracts to provide comprehensive turn-key solutions to 3, 4 and 5 star hotels, cruise ships and other well-located venues throughout Asia that seek to offer casino gaming products. Elixir International assists the venue and venue owner with the licensing and regulatory process, physical casino design, construction management, slot and game floor design layout, purchases the gaming machines and systems from the industry’s leading gaming equipment suppliers and installs the gaming machines and systems such that the casino is delivered in a fully operational state. Elixir Gaming retains ownership of the gaming machines and systems and receives recurring daily fee of at least 20% of the net gaming win per machine and provides on-site maintenance. The Company has established a strategic presence in the Asia Pacific region with participation contracts in the Philippines, Cambodia, Vietnam and other Asian markets. For more information please visit www.elixirgaming.com.

Forward Looking Statements

This press release report contains forward-looking statements concerning Elixir Gaming Technologies (“Elixir Gaming”) within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the business relationship between Elixir Gaming and Elixir International, including Elixir Gaming’s ability to acquire meaningful amount of trade credit under the Elixir International trade credit facility, the recurring revenue that may develop from the relationship with Elixir Gaming and Elixir International, and Elixir Gaming’s expectations for future revenue. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to Elixir Gaming’s inability to acquire meaningful amount of trade credit under the Elixir International trade credit facility, Elixir International’s inability to place gaming machines at significant levels, risks relating to whether the gaming machines placed generate the expected amount of net-win and risks related to the ability of Elixir Gaming to collect revenue and protect its assets. Elixir Gaming cautions readers not to place undue reliance on any forward-looking statements. Elixir Gaming does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

Jaffoni & Collins Incorporated

Richard Land, Dave Jacoby

212-835-8500

egt@jcir.com